Exhibit 3.4

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "IX ENERGY HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY—SECOND DAY OF MARCH, A.D. 2010, AT 5:33 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4449635 8100 100304547 You may verify this certigicate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:11 PM 03/22/2010 FILED 05:33 PM 03/22/2010 SRV 100304547 - 4449635 FILE
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF IX ENERGY HOLDINGS, INC.

IX Energy Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation

RESOLVED, that the Corporation is hereby authorized to amend and restate Article IV of its Articles of Incorporation, in its entirety to authorize the issuance of "blank check" preferred stock, such that Article IV is superseded and replaced as follows:

ARTICLE IV

"The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001 per share. The second class of stock shall be Preferred Stock, par value $0.0001 per share. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.0001	500,000,000
Preferred	$0.0001	10,000,000

	Totals:	510,000,000"

SECOND: That in lieu of a meeting and vote of stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.")

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by Steven Hoffmann, its Chief Executive Officer, this 19th day of March, 2010.

/s/ Steven Hoffmann
By: Steven Hoffman Chief Executive Officer

3